Exhibit 1


                           SALES AGENCY AGREEMENT


         This Sales Agency Agreement dated October 17, 2001 ("Sales Agency Agreement") is made between (i) McGarret I, L.L.C. (the "Company"), (ii) Enron Energy Services, LLC (the "Sponsor"), (iii) Enron North America Corp. (the "Swap Counterparty"), (iv) CIBC Inc. (the "Series Certificate Holder") and (v) Canadian Imperial Bank of Commerce (the "Agent"). This Sales Agency Agreement shall be effective immediately on the drawdown of the Series Tranche with respect to Series McGarret S.

                                 Recitals:
                                 --------

         1. Hawaii I 125-0 Trust, a Delaware business trust (the "Trust"), Canadian Imperial Bank of Commerce, as Agent, and the Lenders named therein have entered into that certain Facility Agreement dated November 20, 2000 (as the same may be amended, modified or supplemented from time to time, the "Facility Agreement").

         2. The principal asset owned by Series McGarret S of the Trust is a Class B Member Interest in the Company and the principal asset owned by the Company is a special warrant for the purchase of 6,766,400 shares of common stock in TNPC, Inc., a Delaware corporation (the "Asset"). The Asset was assigned to the Company pursuant to the Asset Assignment, which is attached hereto as Exhibit A, and incorporated herein by reference.

         3. It is now the intention of the parties hereto that the Company shall appoint the Series Certificate Holder, the Swap Counterparty and the Agent as the Company's sales agents for the purpose of selling the Asset, in each case on the terms and conditions of this Sales Agency Agreement.

                            Operative Provisions
                            --------------------

          1. Defined Terms. In this Sales Agency Agreement, including the Recitals, capitalized terms used and not otherwise defined herein have the meanings set forth in the Fourth Amended and Restated Limited Liability Company Agreement of the Company (the "Asset LLC Agreement").

          2. Appointment of Series Certificate Holder as Sales Agent. Subject to the provisions of paragraph 4 below, on the terms and subject to the conditions of this Sales Agency Agreement and upon the occurrence of a Series Certificate Holder Appointment Event (as defined below), the Company hereby appoints the Series Certificate Holder as its sales agent for the purpose of selling the Asset. The Series Certificate Holder shall not take any action in its capacity as sales agent hereunder unless one of the following events has occurred (each such event, a "Series Certificate Holder Appointment Event"):

                (a) the Series Certificate Holder has directed the Trust to dispose of its Class B Membership Interest pursuant to the procedures set forth in Section 3.03(b)(iii) of the Asset LLC Agreement and such procedures fail to result in a sale of the Trust's Class B
         Membership Interest, in which case the Series Certificate Holder's appointment shall commence on the Final Distribution Date;

                (b) the appointment of the Swap Counterparty as sales agent pursuant to paragraph 3 has been terminated as provided in clause (ii) or (iii) in the last sentence of such paragraph 3, in which case the Series Certificate Holder's appointment shall commence on the date the Swap Counterparty is terminated as sales agent; or

                (c) the appointment of the Agent as sales agent pursuant to paragraph 4 has been terminated as provided in clause (ii) or (iii) in the last sentence of such paragraph 4, in which case the Series Certificate Holder's appointment shall commence on the date the Agent is terminated as sales agent.

         Any such appointment of the Series Certificate Holder shall terminate upon the earliest to occur of: (i) the sale of the Asset; (ii) the 60th day after the Final Distribution Date, if such appointment is the result of the Series Certificate Holder Appointment Event described in clause (a) above and the Series Certificate Holder fails to use commercially reasonable efforts to effect the Disposition of the Asset within such 60 day period (it being understood that such Disposition need not be under contract or closed within such 60 day period); and (iii) the date after such 60 day period on which the Series Certificate Holder ceases to use commercially reasonable efforts to effect the disposition of the Asset, if such appointment is the result of the Series Certificate Holder Appointment Event described in clause (a) above.

         3. Appointment of Swap Counterparty as Sales Agent. Subject to the provisions of paragraph 4 below, on the terms and subject to the conditions of this Sales Agency Agreement and upon the occurrence of a Swap Counterparty Appointment Event (as defined below) and provided that the Swap Counterparty has fully performed its obligations under the Total Return Swap Agreement, the Company hereby appoints the Swap Counterparty as its sales agent for the purpose of selling the Asset. The Swap Counterparty shall not take any action in its capacity as sales agent hereunder unless one of the following events has occurred (each such event, a "Swap Counterparty Appointment Event"):

                (a) the Series Certificate Holder fails to direct the Trust to dispose of its Class B Member Interest pursuant to the procedures set forth in Section 3.03(b)(iii) of the Asset LLC Agreement, in which case the Swap Counterparty's appointment shall commence on the Final Distribution Date; or

                (b) the appointment of the Series Certificate Holder as sales agent pursuant to paragraph 2 has been terminated as provided in clause (ii) or (iii) of the last sentence of such paragraph 2, in which case the Swap Counterparty's appointment shall commence on the date the Series Certificate Holder is terminated as sales agent.

         Any such appointment of the Series Certificate Holder shall terminate upon the earliest to occur of: (i) the sale of the Asset; (ii) the 60th day after the Final Distribution Date, if such appointment is the result of the Swap Counterparty Appointment Event described in clause (a) above and the Swap Counterparty fails to use commercially reasonable efforts to effect the Disposition of the Asset within such 60 day period (it being understood that such Disposition need not be under contract or


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

closed within such 60 day period); and (iii) the date after such 60 day period on which the Swap Counterparty ceases to use commercially reasonable efforts to effect the disposition of the Asset, if such appointment is the result of the Swap Counterparty Appointment Event described in clause (a) above.

         4. Appointment of Agent as Sales Agent. On the terms and subject to the conditions of this Sales Agency Agreement and upon the occurrence of the Agent Appointment Event (as defined below), the Company hereby appoints the Agent as its sales agent for the purpose of selling the Asset. The Agent shall not take any action in its capacity as sales agent hereunder unless the following event has occurred (the "Agent Appointment Event"): the Swap Counterparty fails to pay the Floating Payment (as defined in the Total Return Swap Agreement) to the Trust on any Applicable Payment Date (as defined in the Total Return Swap Agreement), pursuant to the terms of the Total Return Swap Agreement with respect to the Series, in which case the Agent's appointment shall commence on the Final Distribution Date.

         Any such appointment of the Agent shall terminate upon the earliest to occur of: (i) the sale of the Asset; (ii) the 60th day after the Final Distribution Date, if the Agent fails to use commercially reasonable efforts to effect the Disposition of the Asset within such 60 day period (it being understood that such Disposition need not be under contract or closed within such 60 day period); and (iii) the date after such 60 day period on which the Agent ceases to use commercially reasonable efforts to effect the disposition of the Asset.

         5. Sale of Asset; Consent and Agreement by Company. Subject to a Series Certificate Holder Appointment Event, a Swap Counterparty Appointment Event or an Agent Appointment Event having occurred, the Series Certificate Holder, the Swap Counterparty or the Agent, as applicable, shall be entitled, on behalf of the Company, to negotiate a sale of all or part of the Asset in accordance with the terms of this Sales Agency Agreement (a "Sale"); provided that the party directing such Sale shall have an obligation to conduct such sale in a commercially reasonable manner. Further, any such Sale shall be made in compliance with all Laws and in compliance with all legally binding contractual restrictions on transfer of the Asset. The Company hereby irrevocably consents to and shall raise no objections against any such Sale and shall take all necessary and desirable actions in connection with the consummation of any such Sale, including, without limitation, executing such agreements and documents as may be reasonably necessary to effectuate such Sale in the form to be negotiated by the sales agent; provided, however, that no undertakings, covenants, representations or warranties shall be given by the Company in connection with any Sale other than (i) a warranty as to due authorization and execution of the applicable documents, (ii) a warranty that the Company is a limited liability company duly formed, validly existing and in good standing, (iii) a warranty as to title to the Asset and (iv) customary covenants, undertakings, representations or warranties given by sellers in similar transactions.

         6. Sales Proceeds. The documentation executed in connection with any Sale shall provide that (i) the sales proceeds shall be paid directly to the Company, and (ii) the Company shall pay all reasonable out-of-pocket costs and expenses incurred by the sales agent and the Company in connection with such sale. The Company shall distribute the sale proceeds in accordance with Section 5.02 of the Asset LLC Agreement.


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

         7. Confidentiality. The contents of this Sales Agency Agreement and all other documents relating to this Sales Agency Agreement are confidential and shall not be disclosed to any third party (other than to brokers or market makers in connection with a proposed Sale), except for such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over the relevant party or to the Federal Reserve Board or the FDIC or similar organizations, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation or proceedings, (d) in order to comply with any Law applicable to the relevant party; provided that such prospective third party agrees to be bound by the confidentiality provisions set forth in this paragraph.

         8. Indemnification. The Sponsor will, to the fullest extent permitted under applicable law, indemnify the Series Certificate Holder, the Agent and the Swap Counterparty (as applicable), and their respective officers, directors, employees and agents of each of the foregoing (collectively, the "Sales Agent Indemnitees") from and against all expenses (including reasonable fees and disbursements of counsel), losses and damages which any of the Sales Agent Indemnitees may incur as a consequence of or in connection with the execution or performance of their duties as set forth herein other than any such loss or damage which results from the gross negligence or willful misconduct of such Sales Agent Indemnitee. However, in no event shall the Sponsor have any liability to any Sales Agent Indemnitee hereunder for any loss or prospective profits or any other special, punitive, exemplary, consequential, incidental or indirect losses or damages (in tort, contract or otherwise) unless the relevant Sales Agent Indemnitee is liable for such damage to a third person and is otherwise entitled to indemnification by the Sponsor under this Sales Agency Agreement.

         9. No Fees or Commissions. No fee or commission shall be payable by the Company to the Series Certificate Holder, the Swap Counterparty or the Agent in connection with this Sales Agency Agreement or any Sale.

         10. Governing Law. This Agreement shall be governed by the law of the State of New York.




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


         IN WITNESS WHEREOF, the parties hereto have duly executed this Sales Agency Agreement on the date first before written.

                                        McGARRET III, L.L.C.

                                        By:  Enron Energy Services, LLC, its
                                             Managing Member


                                        By:   /s/ Mark S. Muller
                                             --------------------------------
                                               Mark S. Muller, President,
                                               New Business Ventures



                                        ENRON ENERGY SERVICES, LLC


                                        By:   /s/ Mark S. Muller
                                             ---------------------------------
                                               Mark S. Muller, President,
                                               New Business Ventures



                                        ENRON NORTH AMERICA CORP.


                                        By:   /s/ Joseph M. Deffner
                                             ------------------------------
                                               Joseph M. Deffner, Managing
                                               Director and
                                               Chief Financial Officer



                                        CIBC INC.


                                        By:   /s/ MaryBeth Ross
                                             -------------------------------
                                               MaryBeth Ross
                                               Authorized Signatory



                                        CANADIAN IMPERIAL BANK OF COMMERCE


                                        By:   /s/ MaryBeth Ross
                                             -------------------------------
                                               MaryBeth Ross
                                               Authorized Signatory